1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

December 15, 2011

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:  Morgan Stanley Institutional Fund Trust (the “Fund”)

Securities Act File No. 022-89729

Post-Effective Amendment No. 97

Investment Company Act No. 811-03980

Amendment No. 100

Dear Sir or Madam:

In connection with the filing of Post-Effective Amendment No. 97 to the Fund’s Registration Statement on Form N-1A, we hereby represent, pursuant to Rule 485(b), that the said Post-Effective Amendment No. 97 filed pursuant to Rule 485(b) under the Securities Act of 1933 does not contain any disclosures which would render it ineligible to become effective pursuant to said Rule 485(b).

Very truly yours,

/s/ Stuart M. Strauss
Stuart M. Strauss

US  Austin  Boston  Charlotte  Hartford  New York  Orange County  Philadelphia  Princeton  San Francisco  Silicon Valley  Washington DC

EUROPE  Brussels  Dublin  London  Luxembourg  Moscow  Munich  Paris  ASIA  Beijing  Hong Kong